Exhibit 99.1

INTERNATIONAL SEAWAYS ANNOUNCES REFINANCING AND CLOSING OF

NEW SENIOR SECURED SUSTAINABILITY-LINKED CREDIT FACILITY

New York, NY – May 25, 2022 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today announced that it has closed on a new senior secured credit facility (the “Facility”) with an aggregate capacity of $750 million, composed of a term loan of $530 million and a revolving credit facility of $220 million, of which $70 million was drawn on May 24, 2022. The Facility matures in May 2027.

The proceeds from the Facility were used to repay three existing senior debt facilities aggregating $575 million at the time of closing.

Jeff Pribor, the Company’s CFO, commented, “We are pleased to close on this new facility, which delivers a number of financial benefits to INSW. The Facility extends the maturity profile of our senior debt by more than two years, reduces our average interest rate on senior debt by about 15 bps, saves approximately $1 million on quarterly amortization payments, and saves approximately $60 million in 2022 through the updated schedule of mandatory repayments. We are proud to partner with our top-tier banking group and we’d like to thank them for their continued support.”

The Facility’s covenant package is similar to the existing facilities and contains enhanced sustainability-linked features. The feature includes the same key performance indicator outlined in the Poseidon Principles based on a decarbonization trajectory and two other indicators that monitor green spending, aimed to improve energy efficiency and reduce emissions, as well as lost time incident frequency rates.

“International Seaways remains committed to staying at the forefront of ESG,” added Lois Zabrocky, President and CEO commenting on the Company’s dedication to environmental, social and governance initiatives. “Our enhancement of the sustainability-linked features in this facility demonstrates our continued leadership in advancing initiatives that improve the environment and the lives of our seafarers.”

Nordea Bank Abp, New York Branch (“Nordea”), Crédit Agricole Corporate & Investment Bank (“Crédit Agricole”), DNB Markets, Inc, Skandinaviska Enskilda Banken AB (PUBL) and BNP Paribas acted as Mandated Lead Arrangers and Bookrunners. Nordea acted as Administrative Agent. Crédit Agricole acted as Sustainability Coordinator. Danish Ship Finance A/S, ING Bank N.V., London Branch and National Australia Bank Limited are also lenders under the Facility.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 80 vessels, including 13 VLCCs (including three dual-fuel, LNG-powered newbuilds to be delivered in the first quarter of 2023), 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s, 39 MR tankers and two Handysize tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
Tom Trovato, International Seaways, Inc.
(212) 578-1602
ttrovato@intlseas.com

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